For More Information:	PRESS RELEASE
Gary F. Hoskins, CFO
(704) 884-2263
gary.hoskins@citizenssouth.com

FOR IMMEDIATE RELEASE

CITIZENS SOUTH BANKING CORPORATION ANNOUNCES
FIRST QUARTER RESULTS

GASTONIA, NC, May 7, 2010 ..  .  .  .  . Citizens South Banking Corporation (NASDAQ: CSBC), the parent company for Citizens South Bank, reported net income available to common stockholders of $10.0 million, or $1.29 per diluted share, for the quarter ended March 31, 2010, compared to $203,000, or $0.03 per diluted share, for the quarter ended March 31, 2009.  Several significant factors affect the comparability of the first quarter 2010 and 2009 results, including the following items:

•
In the first quarter of 2010, the Company realized an $18.7 million pre-tax gain related to the acquisition of Bank of Hiawassee in Hiawassee, Georgia in an FDIC-assisted transaction.  This gain resulted from the difference between the purchase price and the acquisition date fair value of the acquired assets and assumed liabilities.

•
Also in the first quarter of 2010, the Company recorded acquisition and integration-related expenses of $787,000 related to the acquisition of Bank of Hiawassee.   These expenses were primarily related to professional services, severance payments, and data processing integration expenses incurred as a result of the acquisition and integration of Bank of Hiawassee.

President Kim Price stated, “FDIC-assisted transactions are an attractive low-risk way for strong financial institutions like Citizens South Bank to expand their customer base and geographic footprint.  This transaction included loss-share agreements with the FDIC which limit the exposure to future loan losses the Company may incur from the acquired loans.  Bank of Hiawassee enjoyed a rich history of providing superior service to its customers in North Georgia for over 100 years. We plan to capitalize on that philosophy as we look to expand our franchise into Western North Carolina and Upstate South Carolina.”

First Quarter Financial Highlights:

Acquisition of Bank of Hiawassee:

On March 19, 2010, Citizens South Bank, the wholly-owned subsidiary of Citizens South Banking Corporation, acquired substantially all of the assets and assumed substantially all of the liabilities of Bank of Hiawassee, from the Federal Deposit Insurance Corporation (“FDIC”), as receiver.  The Bank of Hiawassee was a Georgia state-chartered bank headquartered in Hiawassee, Georgia, and operated five full-service offices in the North Georgia area.  The following is a summary of the assets acquired and the liabilities assumed in this transaction:

•	$285.8 million of total assets at book value, which were increased to $343.3 million after applying purchase accounting fair market adjustments;
•	$229.9 million of total loans at book value, which were decreased to $183.2 million after applying purchase accounting fair market adjustments;
•	$291.4 million of total deposits at book value, which were increased to $292.2 million after applying purchase accounting fair market adjustments;
•	$30.0 million of total borrowings at book value, which were increased to $31.6 million after applying purchase accounting fair market adjustments.

The acquired loans, also referred to as “covered loans,” are covered by loss-share agreements between the FDIC and Citizens South Bank which afford Citizens South Bank significant protection against future loan losses.  Under these loss-share agreements, the FDIC will cover 80% of loan losses up to $102 million and 95% of loan losses that exceed $102 million.  The Bank recorded an estimated receivable from the FDIC in the amount of $36.3 million, which represents the discounted value of the FDIC’s estimated portion of the expected future loan losses.  Also, the FDIC retained $58.0 million of nonperforming assets in the transaction, further reducing the risk to the Company.

Citizens South Bank received a $33.0 million discount on the assets acquired and paid a $2.5 million, or 1%, deposit premium, resulting in net proceeds of $30.5 million to Citizens South Bank funded by the FDIC.   Also, as a part of this acquisition, the Company recorded a $1.6 million core deposit intangible that will be amortized over an eight-year period under the accelerated method.  After applying purchase accounting adjustments to the acquired assets and liabilities, the Company recognized an $18.7 million pre-tax gain from the acquisition.  The fair value estimates and the resulting gain should be considered preliminary, as generally accepted accounting principles (“GAAP”) allow for adjustments for a period of one year as relevant information becomes available regarding the estimated fair value on the date of acquisition.

The operating results of Citizens South Banking Corporation for the period ended March 31, 2010, include the results of the acquired assets and assumed liabilities for the 12 days after the March 19, 2010, acquisition date.

In conjunction with the acquisition the Company issued and sold 1,490,400 shares of its common stock at a purchase price of $4.50 per share and 8,280 shares of Series B Preferred Stock at a purchase price of $1,000.00 per share in a private placement.  Each share of Series B Preferred Stock is convertible into shares of common stock at the conversion price of $4.50 upon approval by the Company’s stockholders.  The gross proceeds raised in this private placement totaled $15.0 million.

Credit Quality

The Company’s quarterly provision for loan losses totaled $3.0 million for the first quarter of 2010 compared to $4.2 million for the fourth quarter of 2009.  As a result, the Company’s allowance for loan losses totaled $9.2 million, or 1.52% of total non-covered loans, at March 31, 2010, as compared to $9.2 million, or 1.51% of total non-covered loans, at December 31, 2009.  The $3.0 million provision for loan losses was attributable to the Company’s “non-covered” loan portfolio, which excludes loans assumed from Bank of Hiawassee that are subject to the FDIC loss-share agreements.

The quarter-to-quarter reduced provisioning was primarily due to a lower level of charge-offs during the quarter and improved trends in past due loans.  During the fourth quarter of 2009 net charge-offs totaled $4.5 million, or 2.9% of average non-covered loans, compared to $3.0 million, or 2.0% of average non-covered loans, for the first quarter of 2010.  The Company had previously established specific reserves for $605,000 of the first quarter charge-offs through increased loan loss provisions in prior quarters.

While non-covered loans 30 days or more past due improved by $3.0 million, or 13.8%, in the first quarter of 2010, nonperforming non-covered loans, which includes loans that are 90 days or more delinquent or in nonaccrual status and are not covered under the FDIC loss-share agreements, increased by $1.7 million to $13.7 million, or 2.26% of non-covered loans at March 31, 2010, as compared to $12.0 million, or 1.96% of total assets, at December 31, 2009.  Most of this increase during the first quarter was attributable to two loans secured by commercial land totaling $3.5 million that were placed on nonaccrual status during the quarter. President Price commented, “While land acquisition and development loans continue to present  challenges in this economy, we are seeing clear signs of progress in lot sales and we are making slow, but steady progress in reducing these exposures.”

Net Interest Margin

The Company’s net interest margin improved to 3.20% for the first quarter of 2010, as compared to 2.81% for the first quarter of 2009 and 3.12% for the fourth quarter of 2009.  This eight-basis point increase in the linked-quarter net interest margin represents the fourth consecutive quarter in which the Company has experienced margin expansion.  The Company has been focused on increasing core demand deposit accounts which has contributed to this decrease in the cost of funds.  Also, higher-costing time deposits that matured during the first quarter repriced at lower rates and contributed to the lower cost of funds.  Further margin expansion might have been experienced except for the approximately $100 million of excess liquidity resulting largely from the Bank of Hiawassee acquisition.  Management expects to deploy this excess liquidity in the coming quarters.

Balance Sheet Changes

Management’s efforts to reduce exposures in the non-covered residential construction and acquisition and development loan portfolio resulted in a decrease in outstanding loans of $3.7 million during the three months ended March 31, 2010, excluding loans acquired from Bank of Hiawassee.  Speculative residential construction loans decreased by $1.9 million, or 17.4%, and residential acquisition and development loans decreased by $1.4 million, or 3.9%, during the three month period ended March 31, 2010.  Management expects that these efforts will continue and that loan demand in general will remain soft throughout 2010.  However, the Company expects to extract market share gains in selective loan categories in certain markets as a result of market disruptions stemming from several recently completed and announced bank mergers in the Charlotte and North Georgia markets.

The Company continues to experience steady deposit growth. Excluding the deposits assumed in the Bank of Hiawassee acquisition, total deposits increased by $1.6 million during the first quarter of 2010.  This growth was primarily driven by demand deposit accounts which increased by $1.4 million, or 1.2%, and money market accounts which increased by $3.7 million, or 3.2%, during the quarter. The steady growth in core deposits was attributable to a continued focus on deposit gathering by our team members, enhanced treasury management services, and increased market share due to mergers of competitors and a general “flight to quality” among community bank depositors.

The Company’s capital position continues to be a source of strength during these uncertain economic times.  The Bank continues to exceed all regulatory capital measures and is considered “well-capitalized” for regulatory purposes.  This is the highest capital designation established by the Bank’s regulatory authorities.  The Bank’s total risk-based capital ratio was 15.53% at March 31, 2010, compared to 14.07% at December 31, 2009.  In addition, the Company had a tangible common equity ratio of 5.78% at March 31, 2010.  The Company’s tangible common equity ratio excludes $8.3 million of Series B Preferred Stock that is expected to be converted to common stock during the second quarter of 2010.  If this preferred stock had been converted to common stock at March 31, 2010, the Company’s tangible common equity ratio would have been 6.51%, as compared to 6.47% at December 31, 2009.  Mr. Price commented, “Capital has been a strength of this Bank since our founding in 1904.  This strength continues and has provided our Company with a cushion to be able to absorb elevated levels of loan losses during recessionary periods throughout the Company’s history, including the Great Depression.”

Income Statement Changes

Noninterest income for the first quarter of 2010 increased $19.0 million as compared to the first quarter of 2009. This increase was primarily due to the $18.7 million gain on the acquisition of the Bank of Hiawassee.  In addition, the Company recorded a $42,000 increase in service charges on deposits, a $62,000 increase in brokerage fee income and a $94,000 increase in other noninterest income during the first quarter.  The continued growth in core deposits was the driving factor in the growth in service charges on deposits while the acquisition of Bank of Hiawassee was a primary contributor to the increase in brokerage fee income.

Noninterest expense increased by $1.4 million during the first quarter periods.  The increase was primarily due to $787,000 in merger and integration expenses associated with the acquisition of Bank of Hiawassee. Also, the Company recorded a $151,000 increase in compensation and benefits, a $158,000 increase in FDIC deposit insurance premiums, a $359,000 increase in valuation adjustments on other real estate owned and a $97,000 increase in other noninterest expense.  The Company has already begun implementing cost reduction measures related to the acquisition of Bank of Hiawassee and will begin to benefit from these actions in the second quarter of 2010. These cost cutting measures, which include staff consolidations, data processing and technology integration, and facilities evaluations, should be fully implemented by the end of the third quarter of 2010.

About Citizens South Banking Corporation

Citizens South Bank was founded in 1904 and is headquartered in Gastonia, North Carolina.  Deposits are FDIC insured up to applicable regulatory limits.  At March 31, 2010, the Company had $1.1 billion in assets with 21 full-service offices in the Charlotte and North Georgia regions, including Gaston, Iredell, Rowan, Mecklenburg, and Union counties in North Carolina, York County in South Carolina, and Towns, Union, and Fannin counties in Georgia.  Citizens South Bank is an Equal Housing Lender and Member, FDIC.  The Bank is a wholly-owned subsidiary of Citizens South Banking Corporation, and shares of the common stock of the Company trade on the NASDAQ Global Market under the ticker symbol “CSBC”.  The Company maintains a website at www.citizenssouth.com that includes information on the Company, along with a list of products and services, branch locations, current financial information, and links to the Company’s filings with the SEC.

Forward-looking Statements

This news release contains certain forward-looking statements which include, but are not limited to, statements of our earnings expectations, statements regarding our operating strategy, and estimates of our future costs and benefits.   These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Forward-looking statements speak only as of the date they are made and the Company is under no duty to update these forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements or to reflect the occurrence of unanticipated events. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  Factors that could cause such a difference include, but are not limited to, changes in general economic conditions – either locally or nationally, competition among depository and financial institutions, the continuation of current revenue and expense trends, significant changes in interest rates, unforeseen changes in the Company’s markets, and legal, regulatory, or accounting changes.  The Company's reports filed from time to time with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2009, describe some of these factors.

-END-

Important Tables Follow

# # #

Citizens South Banking Corporation
Quarterly Financial Highlights (Unaudited)

	2010	2009
	At and for the quarters ended
	March 31	December 31		September 30		June 30	March 31
(Dollars in Thousands, Except per Share Data)

Summary of Operations:
Interest income – taxable equivalent	$9,167	$9,317		$9,620		$9,820	$9,829
Interest expense	3,393	3,531		3,947		4,346	4,702
Net interest income – taxable equivalent	5,774	5,786		5,673		5,474	5,127
Less: Taxable equivalent adjustment	98	106		139		142	144
Net interest income	5,676	5,680		5,534		5,332	4,983
Provision for loan losses	3,050	4,155		3,975		1,950	900
Net interest income after provision for loan losses	2,626	1,525		1,559		3,382	4,083
Noninterest income	20,228	2,451		2,501		2,016	1,249
Noninterest expense	6,356	34,867		5,229		5,239	4,937
Income (loss) before income taxes	16,498	(30,891)		(1,169)		159	395
Income tax (benefit) expense	6,201	(611)		(672)		(155)	(61)
Net income(loss)	10,297	(30,280)		(497)		314	456
Preferred stock dividend and discount on preferred stock	257	259		262		259	253
Net income (loss) available to common stockholders	$10,040	$(30,539)		$(759)		$55	$203

Per Common Share Data:
Net income:
Basic	$1.29	$(4.11)		$(0.10)		$0.01	$0.03
Diluted	1.29	(4.11)		(0.10)		0.01	0.03
Weighted average shares outstanding:
Basic	7,786,819	7,426,992		7,419,206		7,404,218	7,392,742
Diluted	7,786,819	7,426,992		7,419,206		7,404,218	7,392,742
End of period shares outstanding	9,125,942	7,526,854		7,526,854		7,526,854	7,515,957
Cash dividends declared	$0.04	$0.04		$0.04		$0.04	$0.04
Book value	7.69	6.87		11.08		11.11	11.19
Tangible book value	7.16	6.80		7.06		7.07	7.14

End of Period Balances:
Total assets	$1,132,593	$791,532		$820,608		$836,283	$851,390
Loans, net of deferred fees	778,413	610,201		616,793		629,962	635,008
Investment securities	100,161	83,369		90,174		97,452	114,933
Interest-earning assets	987,669	725,835		734,938		751,733	765,747
Deposits	884,127	609,345		606,614		616,233	628,571
Stockholders’ equity	96,331	72,322		103,990		104,158	104,663

Quarterly Average Balances:
Total assets	$873,418	$823,608		$831,268		$841,169	$829,319
Loans, net of deferred fees	599,826	610,568		624,112		635,645	626,722
Investment securities	89,020	87,061		94,673		107,140	110,502
Interest-earning assets	732,124	736,134		741,974		751,381	740,404
Deposits	614,007	605,608		609,243		616,926	593,166
Stockholders’ equity	78,292	103,313		103,913		104,813	104,884

Financial Performance Ratios:
Return on average assets (annualized)	4.66%	(14.71	) %	(0.36	) %	0.03%	0.10%
Return on average common equity (annualized)	73.21	(146.44)		(3.61)		0.26	0.98
Noninterest income to average total assets (1) (annualized)	0.67	1.19		1.20		0.96	0.60
Noninterest expense to average total assets (2) (annualized)	2.91	2.54		2.52		2.49	2.38
Efficiency ratio (1) (2)	77.35	64.27		65.08		71.29	79.22

Citizens South Banking Corporation
Quarterly Financial Highlights - continued (Unaudited)

	2010	2009
	At and for the quarters ended
	March 31	December 31	September 30	June 30	March 31
(Dollars in Thousands, Except per Share Data

Net Interest Margin (annualized):

Yield on earning assets	5.02%	4.98%	5.13%	5.26%	5.38%
Cost of funds	2.01	2.09	2.30	2.54	2.90
Net interest spread	3.01	2.89	2.83	2.72	2.48
Net interest margin (3)	3.20	3.12	3.03	2.92	2.81

Credit Quality Information and Ratios:

Past due loans – non-covered (30days or more)	$18,851	$21,879	$20,670	$19,458	$17,105
Past due loans- non-covered to total non-covered loans	3.11%	3.59%	3.35%	3.09%	2.69%

Past due loans – covered by FDIC loss-share (30days or more) (4)	27,965	-	-	-	-
Past due loans- covered to total covered loans	15.4%	-	-	-	-
Allowance for loan losses – beginning of period	9,189	9,499	8,685	8,730	8,026
Add: Provision for loan losses	3,050	4,155	3,975	1,950	900
Less: Net charge-offs	3,009	4,465	3,161	1,995	196
Allowance for loan losses – end of period	9,230	9,189	9,499	8,685	8,730

Allowance for loan losses to non-covered loans	1.52%	1.51%	1.54%	1.38%	1.37%
Net charge-offs to average non-covered loans (annualized)	1.98	2.93	2.04	1.28	0.13
Nonperforming non-covered loans to total non-covered loans	2.26	1.96	1.73	1.64	0.99
Nonperforming non-covered assets to total assets	1.78	2.15	1.72	1.49	0.93
Nonperforming non-covered assets to total non-covered loans & OREO	3.30	2.77	2.28	1.97	1.25

Nonperforming Assets:

Nonperforming loans:
Non-covered loans:
Residential	$1,618	$898	$345	$432	$700
Construction	443	1,048	1,554	1,335	1,609
Acquisition and development	2,890	3,419	3,510	379	379
Commercial land	6,148	3,640	1,884	1,813	653
Other commercial real estate	1,422	1,841	2,197	5,307	1,481
Commercial business	131	-	-	94	20
Consumer loans	1,083	1,144	1,208	1,000	1,425
Total nonperforming non-covered loans	13,735	11,990	10,698	10,360	6,267
Total nonperforming loans covered by FDIC loss-share (5)	18,148	-	-	-	-
Total nonperforming loans	31,883	11,990	10,698	10,360	6,267
Other real estate owned – non-covered	6,462	5,067	3,444	2,111	1,672
Other real estate owned – covered by FDIC loss-share	933	-	-	-	-
Total nonperforming assets	39,278	17,057	14,142	12,471	7,939

Capital Ratios:

Tangible common equity ratio	5.78%	6.47%	6.72%	6.61%	6.54%
Total risk-based capital (Bank only)	15.53	14.07	14.68	14.31	13.07
Tier 1 risk-based capital (Bank only)	14.47	12.98	13.53	13.27	12.05
Tier 1 total capital (Bank only)	9.18	10.44	10.70	10.35	10.09

(1)	Calculated excluding the $18.7 million gain on acquisition of Bank of Hiawassee in the quarter ended March 31, 2010.
(2)	Calculated excluding the $29.6 million impairment of goodwill in the quarter ended December 31, 2009 and $787,000 of acquisition and integration-related expenses in the quarter ended March 31, 2010.
(3)	Net interest margin is calculated on a fully tax equivalent basis.
(4)	The contractual balance of past due loans covered by the FDIC loss-share agreements at March 31, 2010, was $42.8 million.
(5)	The contractual balance of nonaccrual loans covered by the FDIC loss-share agreements at March 31, 2010, was 29.0 million.

CITIZENS SOUTH BANKING CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
March 31, 2010

	March 31,	December 31,
	2010	2009
(Dollars in thousands, except per share data)	(unaudited)

Assets
Cash and due from banks	$11,888	$8,925
Interest-earning bank balances	142,269	44,255
Cash and cash equivalents	154,157	53,180
Investment securities available for sale	61,908	50,990
Investment securities held to maturity	38,253	32,380
Loans, non-covered	606,493	610,201
Loans, covered by FDIC loss-share	181,150	-
Allowance for loan losses	(9,230)	(9,189)
Loans, net of deferred fees	778,413	601,012
Other real estate owned - non-covered	6,462	5,067
Other real estate owned - covered by FDIC loss-share	933	-
Premises and equipment, net	15,436	15,436
FDIC loss-share receivable	36,301	-
Accrued interest receivable	3,499	2,430
Federal Home Loan Bank stock	6,397	4,149
Intangible assets	2,142	570
Bank-owned life insurance	17,692	17,522
Other assets	11,000	8,796
Total assets	1,132,593	791,532

Liabilities
Deposits	884,127	609,345
Borrowed money	113,803	82,165
Subordinated debt	15,464	15,464
Retail repurchase agreements	9,489	8,970
Other liabilities	13,379	3,266
Total liabilities	1,036,262	719,210

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized; 28,780 and 20,500 issued and outstanding at March 31, 2010 and
December 31, 2009, respectively	28,890	20,589
Common stock, $0.01 par value, 20,000,000 shares authorized; 10,517,127 and 9,062,727 shares issued at March 31, 2010 and December 31, 2009, respectively, 9,125,942 and 7,526,854 shares outstanding at March 31, 2010
and December 31, 2009, respectively	106	91
Additional paid-in-capital	55,269	48,528
Retained earnings, substantially restricted	12,235	3,411
Accumulated other comprehensive loss	(169)	(297)
Total stockholders' equity	96,331	72,322
Total liabilities and stockholders' equity	1,132,593	791,532